SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549





                              FORM 8-K


                           CURRENT REPORT


                   Pursuant to Section 13 or 15(d)
               of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)December 31, 1996


           DEAN WITTER REALTY INCOME PARTNERSHIP III, L.P.
       (Exact name of registrant as specified in its charter)


          Delaware                  0-18146                13-3293754
(State or other jurisdiction      (Commission          (I.R.S. Employer
    of incorporation)             File Number)        Identification No.)


  Two World Trade Center, New York, New York                10048
   (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code         (212) 392-1054



    (Former name or former address, if changed since last report)

Item 2.         Acquisition or Disposition of Assets

Pursuant to an agreement dated as of November 19, 1996, Technology Park Associates (which is owned 35% by the Partnership and 65% by Dean Witter Realty Income Partnership IV, L.P., an affiliated public partnership) and DW/Technology Park II Associates, L.P. (which is owned by affiliates of the General Partner) agreed to sell the Technology Park Reston office park (the "Property") to Sprint Communications Company L.P., which was the sole tenant at the Property.

The negotiated sales price for the Property was $76,300,000. $51,483,000 of the sales price was allocated to Technology Park Associates and $24,817,000 was allocated to DW/Technology Park II Associates, L.P., based on the relative square footage of the buildings each owned at the Property.

The closing of the sale took place on December 31, 1996. The purchase price was received in cash at closing. The Partnership received approximately $17.7 million of such cash representing its 35% share of the cash received by Technology Park Associates, net of closing costs.

Item 7. Financial Statements and Exhibits

(b)  Pro Forma Financial Information

     On a pro forma basis, if the sale of the Property had been consummated on July 31, 1996, the Partnership's Balance Sheet as of such date would have reflected an increase in cash and cash equivalents of $17.7 million, a decrease in investments in joint ventures of $17.0 million and an increase in Partners' capital of $.7 million. For the Statement of Operations, if the transaction were consummated as of November 1, 1994, for the year ended October 31, 1995, the Partnership's equity in losses of joint ventures and net loss would have increased by $1.2 million, and the net loss per limited partnership unit ("Unit") of $6.24 would have increased by $1.96, to $8.20. For the Statement of Operations, if the transaction were consummated as of November 1, 1995, for the nine months ended July 31, 1996, the Partnership's equity in earnings of joint ventures would have decreased and net loss would have increased by $.9 million and the net loss per Unit of $11.58 would have increased by $1.48 to $13.06. The pro forma adjustments to the Statement of Operations exclude the Partnership's non-recurring gain on the sale.

(c)  Exhibits

     (2)     Purchase and Sale Agreement dated as of
             November 19, 1996 between Technology Park
             Associates and DW/Technology Park II
             Associates, L.P. as Seller and Sprint
             Communications Company L.P. as Buyer.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     DEAN WITTER REALTY INCOME
                                       PARTNERSHIP III, L.P.

                              By:    Dean Witter Realty Income
                                       Properties III, Inc.
                                     Managing General Partner

                              By:    /s/ E. Davisson Hardman, Jr.
                                     E. Davisson Hardman, Jr.
                                     President




Date: January 13, 1997